EXHIBIT 10.1
FORM OF GLOBAL PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE DYNATRACE, INC.
2019 EQUITY INCENTIVE PLAN

Name of Grantee:
Employee ID:
No. of Restricted Stock Units:
Grant Date:
Grant Number:
Pursuant to the Dynatrace, Inc. 2019 Equity Incentive Plan, as amended through the date hereof (the “Plan”), Dynatrace, Inc. (the “Company”) hereby grants an award (an “Award”) of the target number of Restricted Stock Units listed above (the “Target Award”) to the Grantee named above, subject to the restrictions and conditions set forth herein, including the additional general terms and conditions for Grantees in countries outside the United States and any special terms and conditions for the Grantee’s country, all as set forth in the Appendix attached hereto (the “Appendix” and, together, the “Agreement”), and in the Plan. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”) of the Company. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (a) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (b) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Earning and Vesting of Restricted Stock Units. The Restricted Stock Units shall be eligible to become Earned Restricted Stock Units (as defined in Schedule 1), and the restrictions and conditions of Paragraph 1 of this Agreement shall lapse with respect to such Earned Restricted Stock Units on the Vesting Date or Dates specified in Schedule 1 attached hereto, so long as the Grantee remains in a Service Relationship on such Dates, subject to any suspension during leave of absence as provided in Section 15(c) of the Plan. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Earned Restricted Stock Units specified as vested on such date.
The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2 and on Schedule 1.
3.Termination of Service Relationship. Except as may otherwise be set forth in Schedule 1 of this Agreement, if the Grantee’s Service Relationship terminates for any reason prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
4.Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the calendar year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.Incorporation of Plan; Clawback Policy. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. In the event of a conflict between the general terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail. However, this Agreement sets out specific terms for the Award, and those terms will prevail over more general terms in the Plan on the same issue, if any, or in the event of a conflict between such terms. The Grantee’s rights with respect to this Award and any other award granted pursuant to this Plan shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with any right that the Company or a subsidiary may have under any Company or subsidiary clawback, forfeiture or recoupment policy as in effect from time to time or other agreement or arrangement with the Grantee. (including, without limitation, the Company’s Compensation Recovery Policy (the “Clawback Policy”) and any other policy adopted to comply with Section 19(b)(1) of the U.S. Securities Exchange Act of 1934, as amended, and Rule 19b-4 thereunder, and Section 303A.14 of the NYSE Listed Company Manual (and any successor thereto)). The Grantee acknowledges that the Grantee has reviewed, and is bound by the terms of, the Clawback Policy. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar terms) under any agreement between the Grantee and the Company or any Affiliate
6.Responsibility for Taxes.
(a)The Grantee acknowledges that, regardless of any action taken by the Company and/or, if different, the Affiliate which employs the Grantee or for which the Grantee otherwise provides services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. The Grantee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure or administer the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Service Recipient; (ii) withholding from proceeds of the sale of shares of Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); (iii) withholding from shares of Stock to be issued to the Grantee upon settlement of the Restricted Stock Units; or (iv) any other method of withholding determined by the Company and permitted by applicable laws.
(c)The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in the Grantee’s jurisdiction(s), in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Grantee shall be deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.
(d)The Grantee agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock, or the proceeds of the sale of shares of Stock, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

7.Section 409A of the Code. To the extent the Grantee is a U.S. taxpayer, this Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.No Creation of Service Relationship; No Obligation to Continue Service Relationship. The grant of the Award shall not be interpreted as forming an employment or service agreement with the Company or any Affiliate and shall not be construed as giving the Grantee the right to remain in a Service Relationship. Neither the Plan nor this Agreement shall interfere in any way with the right of the Company or the Service Recipient, as applicable, to terminate the Service Relationship of the Grantee at any time.
9.Nature of Grant. In accepting the Award, the Grantee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(d)the Grantee is voluntarily participating in the Plan;
(e)the Restricted Stock Units and any shares of Stock subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)unless otherwise agreed with the Company, the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an Affiliate;
(g)the Restricted Stock Units and any shares of Stock subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for the purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
(h)the future value of the shares of Stock underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

(i)for purposes of the Award, the Grantee’s Service Relationship will be considered terminated as of the date the Grantee is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Grantee provides services or the terms of the Grantee’s employment or other service agreement, if any), and unless otherwise determined by the Company, the Grantee’s right to vest in the Award, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Grantee provides services or the terms of the Grantee’s employment or other service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be providing services while on a leave of absence);
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Grantee’s Service Relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Grantee provides services or the terms of the Grantee’s employment or other service agreement, if any); and
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock of the Company.
10.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
11.Data Privacy. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). The Company will process the Relevant Information as needed to administer the Plan and this Agreement. Please refer to the Company’s Global Data Protection Policy for additional information.
12.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares of Stock issuable upon settlement of the Award prior to the completion of any registration or qualification of the Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Grantee understands that the Company is under no obligation to register or qualify the shares of Stock subject to the Award with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Stock. Further, the Grantee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Grantee’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Stock.
13.Appendix. Notwithstanding any provision in this Global Performance Restricted Stock Unit Award Agreement, the Restricted Stock Units shall be subject to the additional general terms and conditions for Grantees in countries outside the United States as well as any special terms and conditions for the Grantee’s country, all as set forth in the Appendix attached hereto. If the Grantee transfers from the United States to a country outside the United States, or if the Grantee relocates between countries included in the Appendix during the life of the Restricted Stock Units, the applicable terms and conditions in the Appendix shall apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
14.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business, with a copy to legalnotices@dynatrace.com, and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
15.Waivers. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other grantees.
16.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
17.Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, TO THE EXTENT THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURTS FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL OR ITS FOREIGN EQUIVALENT TO SUCH PARTY’S RESPECTIVE ADDRESS SHALL BE EFFECTIVE SERVICE OF

PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT IN DELAWARE, AND FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
18.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
19.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and the shares of Stock acquired upon settlement of the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to enter into any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to accept this Agreement or otherwise participate in the Plan in the future through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
DYNATRACE, INC.

By:     ________________________________

SCHEDULE 1
Performance Period:
[Insert vesting and performance information]
To the extent the parties to a Change in Control (as defined below) do not provide for the assumption, continuation or substitution of Unvested Equity Awards (as defined below), upon the Grantee’s continued employment with the Company through the effective time of the Change in Control, all Unvested Equity Awards as of immediately prior to the effective time of the Change in Control shall immediately accelerate and, if applicable, become fully exercisable or nonforfeitable as of the effective time of the Change in Control; provided that, in the case of the Restricted Stock Units subject to this Award, full vesting in such situation means (i) if the Change in Control occurs prior to the last day of the Performance Period, the number of Restricted Stock Units equal to the Target Award, (ii) if the Change in Control occurs as of or after the last day of the Performance Period but prior to the Certification Date, the Target Award multiplied by the applicable Payout Curve based on actual achievement for such Performance Metric multiplied by the applicable Weight (determined as set forth above in this Schedule 1), and (iii) if the Change in Control occurs after the Certification Date, the unvested (as to continued services) Earned Restricted Stock Units; provided, further, that in the case of any other performance-based stock award held by the Grantee, unless otherwise provided in the applicable agreement on or after the Grant Date of this Agreement, full vesting will mean vesting at target level (or, if the effective time of the Change in Control occurs as of or following the last day of the applicable performance period but prior to vesting of any performance-based stock award, then full vesting will mean vesting at the level determined based on actual performance as of the end of the performance period). For purposes of this Agreement, “Change in Control” shall have the meaning as set forth in the Grantee’s employment agreement (as amended from time to time, the “Executive Agreement”); provided that if the Grantee’s Executive Agreement does not contain a definition of “Change in Control,” it shall mean Sale Event. “Unvested Equity Awards” means the Restricted Stock Units subject to this Award and all other restricted stock unit awards, stock options and other stock-based awards subject to vesting held by the Grantee immediately prior to the effective time of the Change in Control or Date of Termination, as applicable.
Notwithstanding anything to the contrary set forth in Paragraph 3 of the Agreement, if the Grantee’s employment is terminated either by the Company without Cause (as defined in the Executive Agreement) or by the Grantee for Good Reason (as defined in the Executive Agreement), and the Date of Termination (as defined in the Executive Agreement) is within either 3 months before or 12 months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”), and subject to the signing of the Separation Agreement and Release (as defined in the Executive Agreement) by the Grantee and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination, all Unvested Equity Awards shall immediately accelerate and, if applicable, become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that the vesting of such Unvested Equity Awards shall cease and be suspended from the Date of Termination until the Accelerated Vesting Date at which point the Unvested Equity Awards shall vest in full; and provided further, in the case of the Restricted Stock Units subject to this Award, full vesting in such situation means (x) if the Date of Termination occurs prior to the last day of the Performance Period, the number of Restricted Stock Units equal to the Target Award, (y) if the Date of Termination occurs as of or after the last day of the Performance Period but prior to the Certification Date, the Target Award multiplied by the applicable Payout Curve based on actual achievement for such Performance Metric multiplied by the applicable Weight (determined as set forth above in this Schedule 1), and (z) if the Date of Termination occurs after the Certification Date, the unvested (as to continued services) Earned Restricted Stock Units; provided, further, that in the case of any other performance-based stock award held by the Grantee, unless otherwise provided in the applicable agreement on or after the Grant Date of this Agreement, full vesting will mean vesting at target level (or, if the Date of Termination occurs as of or following the last day of the applicable performance period but prior to vesting of any performance-based stock award, then full vesting will mean vesting at the level determined based on actual performance as of the end of the performance period). For the avoidance of doubt, there will be no accelerated vesting unless and until the Grantee signs the Separation Agreement and Release referenced herein and such Separation Agreement and Release becomes effective.
Notwithstanding anything to the contrary set forth in Paragraph 3 of the Agreement, if the Grantee’s Service Relationship is terminated due to the Grantee’s death or Disability, then (x) if the Date of Termination occurs prior to the Certification Date, this Award shall remain outstanding and Grantee shall vest on the Certification Date in the number of Earned Restricted Stock Units (as determined as of the Certification Date) that would have vested during the 12-month period following the Date of Termination had the Grantee remained in a Service Relationship and (y) if the Date of Termination occurs following the Certification Date, the Grantee shall vest as of the Date of Termination in the number of Earned Restricted Stock Units that would have vested during the 12-month period following the Date of Termination. In addition, with respect to any other performance-based restricted stock unit awards held by the Grantee that are tied to achievement of financial metrics, unless otherwise provided in the applicable agreement on or after the Grant Date of this Agreement, if the Grantee’s Service Relationship is terminated due to the Grantee’s death or Disability, then (x) if the Date of Termination occurs prior to the applicable certification date, such award shall remain outstanding and Grantee shall vest on the applicable certification date in the number of earned restricted stock units (as determined as of such certification date) that would have vested during the 12-month period following the Date of Termination had the Grantee remained in a Service Relationship and (y) if the Date of Termination occurs following the applicable certification date, the Grantee shall vest as of the Date of Termination in the number of earned restricted stock units that would have vested during the 12-month period following the Date of Termination. For purposes hereof, “Disability” shall mean that the Grantee is classified as disabled under a long-term disability policy of the Company or an applicable Subsidiary or, if no such policy applies, the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Any portion of this Award or any other applicable performance-based restricted stock unit award that does not vest pursuant to this paragraph shall be forfeited as of the later of the applicable certification date or the Date of Termination.